                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /x/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                            Fibreboard Corporation
- -------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                           Donald F. McAleenan, Esq.
- -------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/x/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:


        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:


        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:


        ------------------------------------------------------------------------
     3) Filing Party:


        ------------------------------------------------------------------------
     4) Date Filed:


        ------------------------------------------------------------------------

                                                                          [LOGO]

               NOTICE OF 1994 ANNUAL MEETING AND PROXY STATEMENT

April 15, 1994

To the Stockholders of
FIBREBOARD CORPORATION:

    You are cordially invited to attend the Annual Meeting of Stockholders of Fibreboard Corporation to be held on June 7, 1994 at 11:00 a.m. at the Embassy Suites Hotel, 1345 Treat Boulevard, Walnut Creek, California 94596.

    The attached Notice of Annual Meeting and Proxy Statement set forth the details of business to be conducted at the Annual Meeting.

    We hope you will attend the Annual Meeting in person. However, whether or not you plan to attend, please complete, sign, date and return the enclosed proxy card promptly in the accompanying reply envelope to assure that your shares will be represented and voted at the Meeting.

                                          Sincerely yours,

                                          John D. Roach
                                          Chairman, President and
                                          Chief Executive Officer

                             FIBREBOARD CORPORATION
                      2121 N. California Blvd., Suite 560
                             Walnut Creek, CA 94596
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 7, 1994

                            ------------------------

    The Annual Meeting of Stockholders of Fibreboard Corporation (the "Company") will be held at the Embassy Suites Hotel, 1345 Treat Boulevard, Walnut Creek, California on Tuesday, June 7, 1994 at 11:00 a.m., local time, for the following purposes:

        1. To elect three directors to Class III of the Board of Directors to serve for a period of three years or until their respective successors are elected and qualified;

        2. To ratify the selection of Arthur Andersen & Co. as the Company's independent public accountants for the 1994 fiscal year; and

        3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

    Only stockholders of record at the close of business on April 8, 1994 will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

    Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided. By promptly returning your proxy card, you will assure that your shares are represented and voted at the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Michael R. Douglas
                                          Secretary

Walnut Creek, California
April 15, 1994

                             FIBREBOARD CORPORATION
                      2121 N. California Blvd., Suite 560
                         Walnut Creek, California 94596

                                PROXY STATEMENT

    This Proxy Statement, together with the Notice of Annual Meeting of Stockholders and proxy card enclosed herewith, are being furnished in connection with the solicitation of proxies by the Board of Directors of Fibreboard Corporation, a Delaware corporation ("Fibreboard" or the "Company"), for use at the Annual Meeting of Stockholders of Fibreboard to be held on Tuesday, June 7, 1994 at 11:00 a.m., local time, at the Embassy Suites Hotel, 1345 Treat Boulevard, Walnut Creek, California and at any adjournments or postponements thereof. These proxy materials were first mailed to stockholders on or about April 15, 1994.

                            ------------------------

                               PURPOSE OF MEETING

    The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each such proposal is described in more detail in subsequent sections of this Proxy Statement. The Board of Directors knows of no other business which will come before the Annual Meeting.

                         VOTING RIGHTS AND SOLICITATION

    Fibreboard has one class of stock entitled to vote at the Annual Meeting, Common Stock, $.01 par value (the "Common Stock"). If you were a stockholder of record of Common Stock at the close of business on April 8, 1994 (the "Record Date"), you may attend and vote at the Annual Meeting. Each share of Common Stock held by you on the Record Date entitles you to one vote on each matter that is properly presented at the Annual Meeting. On the Record Date, there were 4,202,420 shares of Common Stock outstanding.

    The holders of a majority of the shares of Common Stock outstanding as of April 8, 1994, present in person or represented by proxy at the Annual Meeting, shall constitute a quorum for the transaction of business at the Annual Meeting. Nominees for election as directors shall be elected by plurality vote of all votes cast at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock present in person or represented and voting at the Annual Meeting is required to approve Proposal 2. In tabulating votes, abstentions and broker non-votes have no effect.

    If you are unable to attend the Annual Meeting, you may vote by proxy on any matter that may properly come before the Annual Meeting. When returned properly completed, the proxy card will be voted as you instruct in the spaces provided or, in the absence of such instructions, will be voted FOR each of the nominees for director as described herein under Proposal 1 and FOR approval of Proposal 2.

    If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, the proxy holders intend to vote in accordance with their best judgment. All proxy cards delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company at the Company's principal executive offices in Walnut Creek, California, by delivering a duly executed proxy card bearing a later date or by voting in person at the Annual Meeting.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Board of Directors of the Company currently has seven members. The members of the Board of Directors are divided into three classes, each consisting of two or three directors who serve for a term of three years, with the term of office of one of the three classes expiring each year. The term of office of Class III directors expires on the date of this Annual Meeting. The term of office of Class I and Class II directors will expire in 1995 and 1996, respectively. At the Annual Meeting, the stockholders will elect three directors to Class III to serve a three-year term expiring in 1997 or until their successors are elected and qualified.

    The names of the nominees of the Board of Directors for election as Class III directors, together with certain information concerning such nominees, are set forth below. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxy cards designating the Board's nominees will be voted for a nominee who shall be designated by the present Board of Directors to fill the vacancy.

                       NOMINEES FOR ELECTION TO CLASS III

NAME/AGE OF NOMINEE    PRINCIPAL OCCUPATION                  DIRECTOR SINCE
- ---------------------  ------------------------------------  --------------
Philip R. Bogue (69)   Retired Partner in the firm of        1988
                       Arthur Andersen & Co.
George B. James (56)   Senior Vice President & Chief         1993
                       Financial Officer, Levi Strauss &
                       Co.
John D. Roach (50)     Chairman, President and Chief         1991
                       Executive Officer, Fibreboard
                       Corporation

    PHILIP R. BOGUE has been a director of Fibreboard since June 1988. Mr. Bogue has served as interim President of the Portland Art Museum since January 1993. He was Assistant to the President of Portland State University in Portland, Oregon, from 1983 to 1989. He previously served as Managing Partner of the Portland office of Arthur Andersen & Co., a major accounting firm. Mr. Bogue is a director of Oregon Title Insurance Company and Good Health Plan of Oregon.

    GEORGE B. JAMES has been a director of Fibreboard since June 1993. Mr. James has been Senior Vice President and Chief Financial Officer of Levi Strauss & Co. since 1985. From 1982 to 1985 he was Executive Vice President of Crown Zellerbach Corporation, a paper products manufacturer. Prior to 1982, Mr. James served as Senior Vice President and Chief Financial Officer of Arcata Corporation, a wood products manufacturer. He currently serves as a director of Pacific States Industries, Inc. and Basic Vegetable Products.

    JOHN D. ROACH was elected Chairman, President and Chief Executive Officer of Fibreboard on July 2, 1991. Prior to his appointment, Mr. Roach was Executive Vice President of Manville Corporation, a manufacturer of building products, paperboard packaging, fiberglass and industrial minerals, where he served as President of its Mining and Minerals Group and President of Celite Corporation, a wholly-owned Manville subsidiary. In addition, Mr. Roach served as President of Manville Sales Corporation and the Fiberglass and Specialty Products Groups from 1988 to 1989, and as Chief Financial Officer of Manville Corporation from 1987 to 1988. Prior to Manville, Mr. Roach was a strategy consultant and Vice Chairman of Braxton Associates; Vice President and Managing Director of the Strategic Management Practice for Booz, Allen, Hamilton; and Vice President and Director of the Boston Consulting Group. Previous experience at Northrop Corporation included Director of strategic planning, economic analysis, MIS and co-manager of a venture capital subsidiary. He currently serves as a director of Magma Power Company.

    THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF MANAGEMENT'S NOMINEES TO CLASS III OF THE BOARD OF DIRECTORS.

                 DIRECTORS NOT CURRENTLY STANDING FOR ELECTION

                                                               DIRECTOR   CLASS AND YEAR TERM
NAME AND AGE           PRINCIPAL OCCUPATION                    SINCE       AS DIRECTOR ENDS
- ---------------------  --------------------------------------  ---------  -------------------
William D. Eberle      Chairman, Manchester Associates, Ltd.   1991          Class I -1995
(70)
G. Robert Evans (62)   Chairman and Chief Executive Officer,   1991          Class I -1995
                       Material Sciences Corporation
John W. Koeberer (50)  Chairman, Tehama County Bank            1988          Class II-1996
James F. Miller (89)   Private Investor                        1991          Class II-1996

    WILLIAM D. EBERLE has been a director of the Company since December 1991. Mr. Eberle has been Chairman of Manchester Associates, Ltd., an international consulting firm, for more than the past five years. He has also served as President and Chief Executive Officer of the U.S. Motor Vehicle Manufacturers Association (1975-1977), as Chairman and Chief Executive Officer of American Standard Corporation (1966-1971) and as Vice President of Boise Cascade Corporation (1959-1966). He was involved in government service as a member of the Idaho House of Representatives and Speaker of the House (1953-1961), a United States Trade Representative (1971-1975) and the Director of Cabinet of the Council for International Economic Policy (1973-1974). Mr. Eberle is a director of Alexander Proudfoot Group, Mitchell Energy and Development
Corporation, Ampco-Pittsburgh Corporation, Showscan Corporation and America Service Group.

    G. ROBERT EVANS has been a director of the Company since December 1991. Since February 1991, Mr. Evans has been Chairman and Chief Executive Officer of Material Sciences Corporation, which develops and commercializes materials technologies and produces laminates and multi-layer composite materials. From 1990 to 1991 he was President, Chief Executive Officer and a director of Corporate Finance Associates Illinois, Inc., a financial intermediary and consulting firm. From 1987 to 1990 he was President, Chief Executive Officer and a director of Bemrose Group USA, a British-owned holding company engaged in value added manufacturing and sale of advertising specialty products. Prior to 1987, Mr. Evans served as President and Chief Executive Officer of Allsteel, Inc. (1984-1987), Southwall Technologies (1983-1984), Arcata Corporation (1969-1983) and in various executive positions with U.S. Gypsum Company (1953-1969). He currently serves as a director of The Old Second Bancorp, Inc., Elco Industries, Inc. and Consolidated Freightways, Inc.

    JOHN W. KOEBERER has been a director of Fibreboard since June 1988, when Fibreboard was spun off from its former parent corporation, Louisiana-Pacific Corporation. He was a founder of Tehama County Bank, which is located in Red Bluff, California, and has been Chairman of its board of directors since 1984. For the past fifteen years, Mr. Koeberer has been Chairman, President and Chief Executive Officer of The California Parks Company, which provides concession services for national, state, county and municipal parks. Mr. Koeberer has served on the California Tourism Commission since 1993. In January 1994, Mr. Koeberer was elected a director of the California State Chamber of Commerce. He has also been a member of the board of directors of the Shasta Cascade Wonderland Association, which promotes tourism in Northern California, since 1985.

    JAMES F. MILLER has been a director of the Company since April 1991. Mr. Miller was President of Blyth & Co. from 1965 to 1967. He currently serves as a director of Tredegar Industries and has served as a director of Bendix Corporation (1963-1969), Georgia-Pacific Corporation (1965-1975), Ethyl Corporation (1973-1985) and Louisiana-Pacific Corporation (1979-1984).

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of seven meetings during the year ended December 31, 1993. The Board has three standing committees, an Audit Committee, a Compensation Committee and a Nominating Committee, each composed of Messrs. Bogue, Eberle, Evans, James, Koeberer and Miller. The Nominating Committee also includes Mr. Roach. During 1993 the Audit, Nominating and Compensation Committees each met twice. Each director attended 85% or more of the total number of meetings of the Board and the committees held during the period that such director served during 1993.

    The Audit Committee's responsibilities include selecting the Company's auditors and reviewing the Company's audit plan, financial statements and internal accounting and audit procedures. The functions of the Compensation Committee include establishment of compensation plans for Fibreboard's executive officers and administration of certain of Fibreboard's employee benefit and compensation programs. The Nominating Committee's responsibilities include recommending nominees for election as directors and developing candidate specifications for membership. The Nominating Committee will consider recommendations for nominees for directorships submitted by stockholders. See "Stockholder Proposals." From time to time the Board of Directors may establish other committees to facilitate its business objectives.

COMPENSATION OF DIRECTORS

    Directors who are not employees of Fibreboard receive a quarterly retainer of $5,000 and are paid $1,000 for each meeting of the Board of Directors that they attend. Non-employee directors also receive the attendance fee for committee meetings, other than those committee meetings held on the same day as a meeting of the Board of Directors, as well as $500 for each meeting held by telephone conference call. Directors are reimbursed for their expenses incurred in attending meetings of the Board of Directors.

    Non-employee directors also participate in Fibreboard's Restated 1988 Employee Stock Option and Rights Plan (the "Option Plan"), which provides for automatic annual grants of options to non-employee directors for 2,000 shares of Common Stock. These options have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant and become exercisable in full one year after the grant date or upon a Change of Control as defined in the Option Plan. Each option includes a limited stock appreciation right as described in the Option Plan.

    The Option Plan also provides for automatic one-time awards of 1,000 restricted stock rights to individuals who become non-employee directors. These restricted stock rights vest over a three-year period or immediately in full upon the occurrence of a Change of Control.

                                   PROPOSAL 2
                           RATIFICATION OF SELECTION
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of Arthur Andersen & Co. served as independent public accountants for the Company for the fiscal year ended December 31, 1993. The Board of Directors has selected that firm to continue in this capacity to audit the accounts and records of the Company for the fiscal year ending December 31, 1994, and to perform other appropriate services. Ratification by the stockholders will be sought at the Annual Meeting for the selection of Arthur Andersen & Co. as independent public accountants for the Company for fiscal 1994. In the event that the stockholders do not ratify the selection of Arthur Andersen & Co., the Board of Directors will reconsider its selection.

    The Company expects that one or more representatives of Arthur Andersen & Co. will be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

    THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN & CO. AS THE COMPANY'S INDEPENDENT AUDITORS.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    The functions of the Compensation Committee are to establish and administer compensation plans for Fibreboard's executive officers, review executive officer compensation levels and evaluate management performance. The Committee is composed of six independent, non-employee directors. Set forth below is a report submitted by the Compensation Committee regarding the Company's compensation policies and programs for executive officers for 1993.

OVERVIEW OF COMPENSATION POLICY

    The primary objective of Fibreboard's management team over the past two years has been to improve the Company's profitability and increase shareholder value. During 1992 and 1993, the Company achieved significant success in this regard. The operating performance of Fibreboard's three businesses improved substantially and the Company as a whole achieved record operating earnings. In addition to this business turnaround, Fibreboard recently announced an unprecedented comprehensive settlement of asbestos personal injury claims against the Company, subject to court approval.

    From January 1, 1992 through December 31, 1993, the Company's market capitalization rose from approximately $12,000,000 to $142,000,000, an increase of 1,066%. The Committee believes that the compensation policies and programs which it has implemented directly contribute to management's continuing focus on improving profitability and increasing shareholder value.

    The Committee has developed a compensation policy under which a substantial portion of the compensation of executive officers is directly linked to the financial performance of the Company and the enhancement of shareholder value. To implement this policy, the Committee developed a compensation program for 1993 that (i) continued the successful annual and long-term cash incentive plans first introduced during 1992, which "pay for performance" and provide bonuses based on the realization of annual and long-term financial goals, (ii) included as a central element the stock option grants previously issued to executive officers during 1992, which continued to provide strong performance incentives to management during 1993, and (iii) introduced a Long-Term Equity Incentive Plan, which provides for phantom stock unit grants that directly tie management's interests to those of shareholders.

    The Committee believes that executive compensation should be highly leveraged toward the incentive-based programs described above. By placing much of an officer's compensation "at risk" in this manner, the Company's compensation program focuses management's efforts on improving financial performance and effectively integrates executive compensation with the Company's annual and long-term strategic objectives.

    In developing the executive officer compensation program, the Committee gave due consideration to the asbestos situation faced by the Company and the inherent uncertainty it has created. The Committee has recognized the need to offset this uncertainty in order to attract and retain highly-qualified executive management.

1993 EXECUTIVE OFFICER COMPENSATION PROGRAM

    The Committee works regularly with Towers Perrin, a nationally known compensation consulting firm, to assure that Fibreboard's executive compensation program remains competitive and that it appropriately reflects the Committee's compensation philosophy.

    After a thorough process involving analysis of Towers Perrin's proposals and reports and extensive Committee deliberations, the Committee and the Board of Directors adopted the 1993 executive officer compensation program. The components of this program are described below.

    BASE SALARY--The Committee did not raise any executive officer base salaries for 1993. The Committee determines the base salary component of executive compensation by reviewing executive salary levels at a broad group of companies with comparable revenues engaged in general industry
(1), as well as evaluating the specific job functions and past performance of individual officers. The Committee believes that base salaries for executive officers have been set at competitive levels.

    ANNUAL CASH INCENTIVE PROGRAM--The Annual Cash Incentive Program is a pay-for-performance plan under which cash bonus awards are paid based upon (i) achievement of annual earnings targets set by the Committee, and (ii) evaluation of an officer's personal performance during the year. Performance criteria under this program include: (i) Company and/or business unit financial performance, with threshold, financial and maximum challenge earnings targets established at the beginning of the year to reflect the Company's objectives set forth in its business plan for that year (75% weight), and (ii) the achievement of individual performance goals, which reflect business objectives set for each officer for that year (25% weight). Target award amounts for each executive are based upon a percentage of that participant's base salary.

    For performance during 1993, the Company's executives earned an average of 95% of the maximum potential cash bonus awards available under the Annual Cash Incentive Program based upon the achievement of 1993 earnings targets and the accomplishment of individual business objectives. A total of $1,101,325 was paid to the Company's executives under this program for performance during 1993.

    LONG-TERM CASH INCENTIVE PROGRAM--The Long-Term Cash Incentive Program in effect during 1992-1993 was designed to provide incentive to management to achieve improved financial performance of the Company over a longer period. Cash bonuses under this program were contingent on achievement of cumulative operating earnings targets set by the Committee over the 1992-1994 fiscal period. The target award amount for each officer was based upon a designated percentage of each participant's three-year cumulative base salary.

    In  December  1993, the  Committee terminated  the Long-Term  Cash Incentive
Program. Since the Company and its management had exceeded the 1992-1993 financial objectives set by the Committee under the program, the Committee believed that continuing this plan for the third year of the 1992-1994 performance cycle did not provide a substantial ongoing incentive to management to further improve the Company's profitability and shareholder value.

    The Committee elected to pay out to officers the proportionate bonus amounts accrued to date under this program based on the achievement of financial performance objectives for the 1992-1993 fiscal years. The Company's officers earned an aggregate of $1,140,859 in bonuses under this program. Approximately fifty percent of such bonuses were paid in December 1993 with the balance to be paid in December 1994.

    LONG-TERM EQUITY INCENTIVE  PLAN--In place of  the Long-Term Cash  Incentive
Program described above, and in lieu of additional stock option grants to executive officers under the Company's Stock Option Plan, the Committee implemented the Long-Term Equity Incentive Plan in December 1993. This Plan provides for annual grants of phantom stock units vesting over the term of multi-year performance cycles set by the Committee. The value of each phantom stock unit is determined based on the appreciation, if any, in the value of the Company's stock over the applicable performance cycle, measured by the difference between the grant price and the price at the maturity date. No award is earned if the stock price at maturity is the same as or lower than the price at the grant date. Vested phantom stock units are payable only in cash, with the Board determining the timing of the payout. Since the Plan is cash-based, it will not have any dilutive effect on the number of outstanding shares of Common Stock.

    In December 1993, the Committee granted an aggregate of 126,400 phantom stock units to the Company's executive officers, of which 47,400 vest over a two-year performance cycle and 79,000 vest over
- ------------------------

(1) This group covers a broad range of industries and is not limited to companies included in the Dow Jones Forest Products Index and the Dow Jones Building Materials Index used in formulating the Stock Performance Graph on page 11 hereof.

a three-year performance cycle. The Committee believes that the terms of this Plan will more closely align the long-term interests of senior management with those of shareholders and assist in the retention of key executives.

    STOCK OPTION AND RESTRICTED STOCK GRANTS--The Committee did not grant any stock options during 1993. The Committee believes that outstanding stock options granted to executive officers in 1992 continue to provide substantial incentive to increase shareholder value.

    In December 1993, the Committee issued a special grant of 10,000 restricted stock rights to Mr. Douglas in consideration of his contribution toward achieving a comprehensive settlement of the Company's asbestos personal injury litigation.

    COMPENSATION OF CEO--John D. Roach joined the Company as Chairman, President and CEO in July 1991. The Company entered into an employment agreement with Mr. Roach at that time, the terms of which were determined pursuant to arms-length negotiations.

    The salary and other benefits received by Mr. Roach that are reported in the Summary Compensation Table for 1993 were in general provided pursuant to his employment agreement, the terms of which are described on Page 10 of this Proxy Statement. The Committee believes that Mr. Roach's base salary for 1993 was set below the median salary level for his position at comparable companies surveyed by the Committee.

    Mr. Roach earned a cash bonus of $438,750 under the Annual Cash Incentive Program for performance during 1993 based on the Company exceeding the 1993 maximum challenge earnings target determined at the beginning of the year (75% weight) and the achievement by Mr. Roach of certain business objectives set by the Committee (25% weight).

    In connection with the termination and settlement of the Long-Term Cash Incentive Program as described above, Mr. Roach earned a cash bonus of $400,000 based on achievement of the maximum challenge cumulative earnings target set by the Committee for the 1992-1993 fiscal period. Fifty percent (50%) of such amount was paid in December 1993 with the balance to be paid in December 1994.

    In December 1993, the Committee granted an aggregate of 40,000 phantom stock units to Mr. Roach under the Long-Term Equity Incentive Plan, of which 15,000 units vest over a two-year performance cycle and 25,000 units vest over a three-year performance cycle. The Committee determined the number of units granted by evaluating Mr. Roach's job responsibilities, past performance and expected future contributions.

    The Company also made a contribution of $14,790 to Mr. Roach's account under the Profit Sharing 401(K) Plan for 1993.

    The Committee does not expect that any of the Company's executive officers will receive cash compensation during 1994 in amounts that will significantly exceed the $1 million limit set by Section 162(m) of the Internal Revenue Code for deductibility of compensation for tax purposes. The Committee has accordingly decided not to adopt a policy at this time with respect to qualifying the Company's compensation program under Section 162(m).

    All aspects of the Company's executive compensation program are subject to change at the discretion of the Committee. The Committee will monitor the Company's executive compensation program on an ongoing basis to ensure that it continues to support a performance-oriented environment and remains properly integrated with Fibreboard's annual and long-term strategic objectives.

                       MEMBERS OF COMPENSATION COMMITTEE

     G. Robert Evans, Chairman     George B. James
     William D. Eberle             John W. Koeberer
     Philip R. Bogue               James F. Miller

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    Set forth below is information concerning the annual and long-term compensation for services rendered in all capacities to the Company for the fiscal years ended December 31, 1993, 1992 and 1991, of those persons who were, at December 31, 1993, (i) the Chief Executive Officer and (ii) the other four most highly compensated executive officers of the Company (the "Named Officers").

                                                                                          LONG-TERM COMPENSATION
                                                                             -------------------------------------------------
                                                                                     AWARDS            PAYOUTS
                                           ANNUAL COMPENSATION               ----------------------  -----------
                               -------------------------------------------   RESTRICTED  SECURITIES   LONG-TERM    ALL OTHER
                                                             OTHER ANNUAL      STOCK     UNDERLYING   INCENTIVE       ($)
       NAME AND                                              COMPENSATION     AWARD(S)    OPTIONS       PLAN      COMPENSATION
  PRINCIPAL POSITION     YEAR   SALARY ($)     BONUS ($)          ($)         ($) (1)       (#)      PAYOUTS ($)      (2)
- -----------------------  ----  ------------   ------------   -------------   ----------  ----------  -----------  ------------
JOHN D. ROACH            1993     300,000        438,750     149,619(4)              0           0      200,000      14,790
Chairman, President &    1992     300,000        444,375     169,131(4)(5)           0     200,000            0      16,020
CEO                      1991     149,038(3)     150,000       --              256,250           0            0      --
JAMES P. DONOHUE         1993     195,000        138,938      25,855(4)              0           0       65,000      14,790
Senior VP & CFO          1992     195,000        137,111     123,195(4)(7)           0      65,000            0      16,020
                         1991      35,500(3)      15,000(6)    --               28,750           0            0      --
JAMES D. COSTELLO        1993     165,000        154,688      44,112(4)              0           0       82,500      14,790
VP, Wood Products        1992     165,000        152,626      23,777(4)              0      20,000            0      16,020
                         1991     155,856         34,400       --                    0           0            0      --
MICHAEL R. DOUGLAS       1993     165,000        220,657       7,707           346,250           0       55,000      14,790
Senior VP, General       1992     165,000        122,205       --                    0      65,000            0      16,020
Counsel & Secretary      1991     129,642         35,000       --                    0           0            0      --
HERBERT M. ELLIOTT       1993     140,000         65,625      32,804(4)              0           0       70,000      14,790
VP, Industrial           1992     144,333(3)      58,375      28,237(4)         16,250      20,000            0      --
Insulation               1991      --             --           --                    0           0            0      --

- --------------------------
(1) As of December 31, 1993, Messrs, Donohue, Douglas and Elliott held 10,000, 10,000 and 5,000 restricted stock rights, valued at $337,500, $337,500 and $168,750, respectively. No other Named Officer held restricted stock rights as of such date. Under the terms of such restricted stock rights, shares of Common Stock are not issued or delivered to holders until the rights vest. No dividends are paid on restricted stock rights. Mr. Douglas' restricted stock rights will vest on the third anniversary of the date of grant, or earlier upon final court approval of the Company's asbestos personal injury settlement agreements. All restricted stock rights granted to Mr. Roach during 1991 had vested prior to December 31, 1992.
(2) Represents Profit Sharing 401(K) Plan contributions to the accounts of the Named Officers in the amounts of (i) for 1993, $14,790 each, and (ii) for 1992, $16,020 each, except for Mr. Elliott, who was ineligible for a contribution in 1992.
(3) Mr. Roach was elected Chairman, President and Chief Executive Officer of the Company on July 2, 1991. Mr. Donohue was elected Senior Vice President, Finance and Administration and Chief Financial Officer of the Company on October 28, 1991. Mr. Elliott was elected Vice President, Industrial Insulation Products of the Company on February 13, 1992. Mr. Elliott's salary amount for 1992 includes fees for consulting services which he provided during 1992 prior to his joining the Company.
(4) Includes tax reimbursement payments to Messrs. Roach, Donohue, Costello and Elliott provided for under the Company's supplemental retirement plan for executive officers in the amounts of (i) for 1993, $124,698; $20,877; $38,723 and $32,804, respectively, and (ii) for 1992, $71,204; $11,919;
      $23,777 and $15,570, respectively.
(5) Includes (i) tax reimbursement payments during 1992 relating to relocation and moving expenses paid by the Company on behalf of Mr. Roach ($47,599), and (ii) the cost to the Company of benefits provided to Mr. Roach during 1992, aggregating $50,328, including relocation and moving expenses incurred during the year ($47,271).
(6) Does not include a bonus in the amount of $50,000 paid to Mr. Donohue upon joining the Company.
(7) Includes the cost to the Company of benefits provided to Mr. Donohue during 1992, aggregating $111,276, including relocation and moving expenses ($104,723).

OPTION AND SAR GRANTS

    In the fiscal year ended December 31, 1993, no options or SAR's were granted to the Named Officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

    Set forth below is information with respect to the unexercised options to purchase the Company's Common Stock granted to the Named Officers under the Option Plan and held by them at December 31, 1993. None of the Named Officers exercised any stock options during fiscal 1993.

                                                            NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                           OPTIONS AT FY-END (#)                FY-END ($)
                                                         --------------------------  --------------------------------
NAME                                                     EXERCISABLE UNEXERCISABLE   EXERCISABLE (1)   UNEXERCISABLE
- -------------------------------------------------------  ----------  --------------  ----------------  --------------
JOHN D. ROACH                                              200,000           0          5,750,000              0
JAMES P. DONOHUE                                            65,000           0          1,868,750(2)           0
JAMES D. COSTELLO                                           20,000           0            575,000              0
MICHAEL R. DOUGLAS                                          65,000           0          1,868,750              0
HERBERT M. ELLIOTT                                          20,000           0            575,000              0

- ------------------------
(1) Based on the closing price of the Company's Common Stock on the American Stock Exchange at 12/31/93 ($33.75).
(2) In connection with the exercise of Mr. Donohue's options, he will be entitled to receive a cash payment equal to the difference between $2.82 and $5.00, multiplied by the number of shares purchased upon exercise of such options.

LONG-TERM INCENTIVE PLANS/AWARDS IN LAST FISCAL YEAR

    Set forth below is information concerning the Long-Term Equity Incentive Plan for executive officers.

                                                                                NUMBER OF        PERFORMANCE OR
                                                                                 SHARES,       OTHER PERIOD UNTIL
                                                                              UNITS OR OTHER      MATURATION OR
NAME                                                                          RIGHTS (#) (1)         PAYOUT
- ---------------------------------------------------------------------------  ----------------  -------------------
JOHN D. ROACH                                                                       15,000            2 Years
                                                                                    25,000            3 Years
JAMES P. DONOHUE                                                                     6,000            2 Years
                                                                                    10,000            3 Years
JAMES D. COSTELLO                                                                    6,000            2 Years
                                                                                    10,000            3 Years
MICHAEL R. DOUGLAS                                                                   6,000            2 Years
                                                                                    10,000            3 Years
HERBERT M. ELLIOTT                                                                   4,500            2 Years
                                                                                     7,500            3 Years

- ------------------------
(1) The Long-Term Incentive Plan provides for annual grants of phantom stock units to key management employees. The units vest over the term of multi-year performance cycles set by the Committee. At the end of the vesting period, the value of each unit is determined based on the appreciation, if any, in the value of the Company's stock, measured by the difference between the grant price and the maturity date price. Vested phantom stock units are payable only in cash, with the Board determining the timing of the payout.

PRIOR RETIREMENT PLAN

    Under a frozen retirement plan maintained by the Company, Mr. Costello is entitled to annual benefits upon retirement at age 65 of $2,204 payable for life. The amount of retirement income for participants in this plan was computed under a formula on the basis of the number of years of service with Fibreboard and the amount of the participant's salary. No other executive officer is entitled to payments under this plan.

SERP PLAN

    The Supplemental Retirement Plan (the "SERP Plan") is a non-qualified plan designed to provide supplemental retirement benefits to selected key employees of the Company whose ability to accrue benefits under the Company's Profit Sharing 401(K) Plan is constrained due to age and statutory limitations. Annual contributions to the SERP Plan are made at the discretion of the Board of Directors.

    The following table illustrates the approximate amounts that may become payable under the Company's SERP Plan.

                                                SERP PLAN TABLE (1)
                                              YEARS OF SERVICE BETWEEN
                                                  AGES 50 - 65 (2)
                                            ----------------------------
                REMUNERATION                   5         10        15
  ----------------------------------------  --------  --------  --------
  $                               200,000   $ 40,000  $ 80,000  $120,000
                                  300,000     60,000   120,000   180,000
                                  400,000     80,000   160,000   240,000
                                  500,000    100,000   200,000   300,000
                                  600,000    120,000   240,000   360,000
                                  700,000    140,000   280,000   420,000
                                  800,000    160,000   320,000   480,000
                                  900,000    180,000   360,000   540,000

- ------------------------
(1) The supplemental benefit target amount proposed to be paid to each participant who retires on or after his 65th birthday is equal to sixty percent (60%) of his average base salary and incentive bonus for the participant's final three years of employment, less any benefits he receives (i) from any qualified plan, whether maintained by the Company or sourced from another employer and/or (ii) pursuant to the Federal Social Security Act.
(2) The SERP Plan provides that benefits shall be reduced on a pro rata basis if a participant completes less than 15 years of service with the Company between ages 50-65. All of the Named Officers, except Mr. Douglas, have accrued two years of service under the SERP Plan.

EMPLOYMENT, SEVERANCE AND CHANGE-OF-CONTROL ARRANGEMENTS

    In July 1991, the Company entered into an Employment Agreement with John D. Roach to serve as Chairman of the Board, President and Chief Executive Officer of the Company. The agreement provides for a minimum annual salary of $300,000, plus a bonus of up to 150% of base salary. Pursuant to the agreement, Mr. Roach was also granted an option for 200,000 shares and restricted stock rights for 50,000 shares. The term of the agreement renews automatically each month for a period of two years, absent notice of termination by either party.

    In the event Mr. Roach's employment is terminated by the Company or by Mr. Roach under certain circumstances, he is entitled to receive (i) one year's salary and bonus, and (ii) consulting fees for one year following termination at his then current compensation. If Mr. Roach's employment terminates following a change in control (as defined in the agreement), Mr. Roach is entitled to two years' compensation. The agreement further required that Fibreboard establish a trust to fund Mr. Roach's severance benefits.

    The Company has also entered into severance agreements with Messrs. Donohue, Costello, Douglas and Elliott as a means of enabling the Company to attract and retain such key executive officers. Severance benefits under the agreements include (a) one year's base salary plus a minimum 20% bonus payment, (b) a one-year continuation of the employee's benefits, and (c) reimbursement of certain tax payments.

    If termination is within one year after a change in control, the Named Officer is also entitled to (a) an additional bonus payment equal to a minimum of 20% of the employee's base salary; and (b) immediate vesting of the employee's non-qualified deferred compensation or retirement benefits, if any, and awards under the Company's Option Plan.

    All outstanding options and restricted stock awards granted under the terms of the Company's Option Plan and all phantom stock units granted under its Long-Term Equity Incentive Plan shall become fully exercisable or vested prior to the effective date of a Corporate Transaction, defined to include (i) stockholder approval of a merger or consolidation of Fibreboard with any other entity, with certain exceptions described in the Plans, or (ii) the adoption of a plan of complete liquidation of Fibreboard, or (iii) stockholder approval of an agreement for the sale by Fibreboard of all or substantially all of its assets.

    All outstanding options and restricted stock awards under the Option Plan and all outstanding phantom stock units under the Long-Term Equity Incentive Plan also become exercisable or fully vested in the event of a Change of Control of Fibreboard in which (i) a person or entity becomes the beneficial owner of 25% (15% under the Long-Term Equity Incentive
Plan) or more of the voting power of Fibreboard's shares, or (ii) during any two consecutive years, members of the Board of Directors at the beginning of such period cease to constitute a majority thereof, unless the election or nomination of each director is approved by the vote of at least two-thirds of the directors still in office who were directors at the beginning of such period, or (iii) the occurrence of any other change in control reportable under the Exchange Act. The events described under subparagraphs (i) and (iii) above will not be deemed a Change of Control if so determined by the Board of Directors.

                            STOCK PERFORMANCE GRAPH

    Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against
(i) the cumulative total return of the Russell 2000 Index; and (ii) the cumulative total return of a constructed line of business "peer group," merging the Dow Jones Forest Products Index (72% weight), the Dow Jones Building Materials Index (18% weight), and a publicly traded resort company, S-K-I
Limited (10% weight), weighted to reflect the proportion of total Company revenue generated in 1993 by the Company's wood products, industrial insulation products and resort operations business units, respectively. In addition, the returns of the companies within the Russell 2000 Index and within each line of business included in the "peer group" have been weighted according to their respective market capitalizations.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                  FIBREBOARD COMMON STOCK, RUSSELL 2000 INDEX
                             & WEIGHTED PEER GROUP

                                   [GRAPHIC]

                                          1988   1989    1990    1991    1992    1993
                                          ----  ------  ------  ------  ------  ------
FBD Common..............................  100    68.83   11.69   15.58   35.71  175.32
Russell 2000 Index......................  100   116.24   93.57  136.66  161.81  192.41
Peer Group..............................  100   122.46   95.88  130.63  177.99  216.40

    The above chart shows the cumulative total shareholder return on a $100 investment over the time periods indicated.

    During 1991, the composition of Fibreboard's senior management substantially changed. A new CEO and management team joined the Company with the specific objective of improving profitability and shareholder value. The Company's operations were restructured and executive compensation programs were redesigned with this emphasis in mind. Management believes that the results of its efforts should be judged on the basis of the Company's financial performance in 1992 and beyond.

- ------------------
*Total return assumes reinvestment of dividends.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS

    The following table sets forth, as of April 8, 1994, the number of shares of Common Stock beneficially owned by (i) each person known to the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) each director and Named Officer, and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated below, the persons listed have advised the Company that they have sole voting and investment power with respect to the securities shown as owned by them. On the Record Date, there were 4,202,420 shares of the Company's Common Stock outstanding.

                                                                                        NUMBER OF
                                                                                          SHARES
                                                                                       BENEFICIALLY    PERCENT OF
NAME OF BENEFICIAL OWNER                                                                OWNED (1)      CLASS (2)
- -------------------------------------------------------------------------------------  ------------    ----------
CRP 3800, Inc. ......................................................................    300,900(3)         7.16
John D. Roach........................................................................    252,500            5.74
UBS Asset Management (New York), Inc. ...............................................    247,000(4)         5.88
Michael R. Douglas...................................................................     65,005            1.52
James P. Donohue.....................................................................     65,000            1.52
James D. Costello....................................................................     34,563           *
James F. Miller......................................................................     29,000           *
Herbert M. Elliott...................................................................     20,000           *
Philip R. Bogue......................................................................     14,500           *
John W. Koeberer.....................................................................     14,000           *
George B. James......................................................................     10,000           *
G. Robert Evans......................................................................      3,000           *
William D. Eberle....................................................................      2,000           *
All directors and executive officers as a group (14 persons).........................    576,715           12.38

- ------------------------
(1) Includes shares issuable upon the exercise of stock options which are currently exercisable or exercisable within 60 days and shares issuable pursuant to restricted stock rights which will vest within 60 days under the Company's Option Plan in the following amounts: Mr. Roach, 200,000 shares; Mr. Costello, 20,000 shares; Mr. Douglas, 65,000 shares; Mr. Donohue, 65,000 shares; Mr. Elliott, 20,000 shares; Mr. Bogue, 10,000 shares; Mr. Evans 2,000 shares; Mr. Eberle 2,000 shares; Mr. Koeberer, 10,000 shares; Mr. Miller, 8,000 shares; and all directors and executive officers as a group, 457,000 shares. In certain instances, the number of shares shown as being beneficially owned may not be deemed to be beneficially owned for other purposes.
(2)  *--Less than one (1) percent.
(3) Information was derived from a Schedule 13D (Amendment No. 1) received by the Corporation on March 16, 1994.
(4) Information was derived from a Schedule 13G received by the Corporation on February 10, 1994.

                             STOCKHOLDER PROPOSALS

    The deadline for stockholder proposals intended to be considered for inclusion in the Company's Proxy Statement for the 1995 Annual Meeting of Stockholders is December 16, 1994. Such proposals may be included in next year's proxy materials if they comply with certain rules and regulations promulgated by the SEC.

    Any stockholder entitled to vote at an annual meeting of stockholders may propose matters for action at that annual meeting, provided such stockholder has given timely and complete notice, in writing, to the Secretary of the Company. To be timely, any such notice must be delivered to the Secretary of the Company not later than the close of business on the 80th day prior to the date set for such annual meeting, unless the meeting date is not announced at least 90 days prior to the meeting, in which case such notice must be delivered not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting is communicated to stockholders.

    Under the Company's Bylaws, only persons who are nominated in accordance with the procedures described in the Bylaws are eligible for election as directors of the Company. Nominations of persons for election as directors may be made by the Board of Directors, by a committee appointed by the Board for that purpose, or otherwise at the direction of the Board. Nominations may also be made by any stockholder entitled to vote at the meeting, provided such stockholder has given timely and complete notice, in writing, to the Secretary of the Company. To be timely, such notice must comply with the procedures set forth in the preceding paragraph with respect to stockholder proposals generally.

    The Bylaws also stipulate that each such notice, to be complete, must set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected.

                            SOLICITATION OF PROXIES

    The Company has engaged the firm of D. F. King & Co., Inc. to assist the Board in connection with its solicitation of proxies. The agreement entered into with D. F. King provides for routine advice and services in coordinating the solicitation of proxies, for which the Company will pay an estimated fee of $7,500, plus reimbursement of expenses. Although it has entered into no formal agreements to do so, the Company will also reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy-soliciting materials to their principals.

    The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. Such proxies will be solicited principally through the use of the mails but, if deemed desirable, may also be solicited personally or by telephone, telegraph or other means of communication by officers and regular employees of the Company without additional compensation.

                                 OTHER BUSINESS

    The Board of Directors is not aware of any other matter which may be presented for action at the Annual Meeting. Should any other matter requiring a vote of the stockholders arise, the enclosed proxy card gives authority to the persons listed on the card to vote at their discretion in the best interest of the Company.

                       BY ORDER OF THE BOARD OF DIRECTORS

DATED: APRIL 15, 1994

    IF YOU HAVE ANY QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE TELEPHONE THE COMPANY'S PROXY SOLICITOR, D. F. KING & CO., INC., TOLL FREE AT 1-800-669-5550.

P                            FIBREBOARD CORPORATION
R            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JUNE 7, 1994
O          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
X
Y

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 15, 1994, and does hereby appoint James P. Donohue and Garold E. Swan, or either of them, with full power of substitution, as the proxies of the undersigned to represent the undersigned and to vote as designated on the reverse side all shares of Common Stock of Fibreboard Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Fibreboard Corporation to be held at the Embassy Suites Hotel, in Walnut Creek, California on June 7, 1994 at 11:00 a.m. and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat:


                                                                     SEE REVERSE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE            SIDE

/X/ Please mark votes as in this example.

The Board of Directors recommends a vote FOR each of the matters listed below. This Proxy, when properly executed, will be voted as directed. If no direction is indicated, this Proxy will be voted FOR proposals 1 and 2. This Proxy may be revoked at any time before it is exercised at the Annual Meeting.

1. ELECTION OF THREE DIRECTORS TO CLASS III OF THE BOARD OF DIRECTORS TO SERVE FOR A TERM OF THREE YEARS. Nominees: Philip R. Bogue, George B. James and
    John D. Roach                                           For All Nominees / /
                                                  Withheld from All Nominees / /

    ----------------------------------------------------------------------------
    (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided above.)

2. PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN & CO. AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1994.
                                                                         For / /
                                                                     Against / /
                                                                     Abstain / /

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE PRESENTED AT THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
                                 Mark here if you plan to attend the meeting / /
                                       Mark here for address change and note / /



Please sign exactly as your name is printed on this Proxy. If the shares represented by this Proxy are issued in the names of two or more persons, each of them should sign the Proxy. If the Proxy is executed by a corporation, it should be signed in the corporate name by an authorized officer. When signing as an attorney, executor, administrator, trustee or guardian, or in any other representative capacity, give full title as such. If stockholder is a partnership, please sign in the partnership name by authorized person.

Signature:_________________________________________________ Date:_______________
Signature:_________________________________________________ Date:_______________
PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID REPLY ENVELOPE.